Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 of our report dated April 16, 2021 with respect to our audit of the consolidated financial statements of MDJM Ltd and Subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, and the related notes, appearing in the Annual Report of MDJM Ltd for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, NY

January 28, 2022